[*] = CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.
EXHIBIT 10.13
LICENSE, DEVELOPMENT AND COMMERCIALIZATION AGREEMENT

9 December 2005
LICENSE, DEVELOPMENT AND COMMERCIALIZATION AGREEMENT
THIS AGREEMENT (“Agreement”), made this 9th day of December, 2005 (“Effective Date”), is entered into by and between Cook Incorporated, an Indiana corporation having a place of business at 750 Daniels Way, Bloomington, Indiana 47404, USA, and its Affiliates (“Cook”), and Cardica, Inc., a Delaware corporation having a place of business at 900 Saginaw Drive, Redwood City, CA 94063, and its Affiliates (“Cardica”).
RECITALS
A.	Cardica is developing a medical device known as the X-Port for use in femoral access closure procedures, among other applications.

B.	Cook in engaged in the business of developing, manufacturing and selling medical devices.
C.	Cook is amenable to funding certain development work to be performed by Cardica in exchange for receiving a license under the terms and conditions set forth herein to continue to develop and to commercialize the X-Port device worldwide for femoral access closure procedures, as further described in this Agreement.
The parties agree as follows:
ARTICLE I
DEFINITIONS
In addition to the terms defined elsewhere in this Agreement, the following terms have the meanings set forth below:
1.1	“Affiliates” with respect to a party means any entity, existing now or in the future, domestic or foreign, that directly or indirectly controls, is controlled by or is under common control with such party; provided that such entity will be considered an Affiliate only for the time during which such control exists.
1.2	“Approval” means receipt from the applicable regulatory authority in a given country or countries to market a Product in such country or countries.
1.3	“Cardica Know-How” means Information that (a) is necessary or useful for the research, development or commercialization of Products, and (b) is Controlled by Cardica. Cardica Know-How shall exclude Cardica Patents.
1.4	“Cardica Patents” means a Patent that (a) claims the Product or any component thereof, or any other method, apparatus, material or article of manufacture useful in the development, manufacture, use or sale of Product, and (b) is Controlled by Cardica.
[*] = CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

1.

1.5	“Clinical Feasibility Trial” means the initial human clinical trial conducted in Europe on Products that is expected to include between 100 and 200 subjects.
1.6	“Control” means, with respect to any Information or intellectual property right, the right and power of the relevant party to grant the right to make, use, sell, offer to sell, and import, or to grant a license or a sublicense to, such Information or intellectual property right as provided for herein and without violating the terms of any agreement or other arrangement with any Third Party.
1.7	“Cook Know-How” means Information that (a) is necessary or useful for the research, development or commercialization of Products, and (b) is Controlled by Cook. Cook Know-How shall exclude Cook Patents.
1.8	“Cook Patents” means a Patent that (a) covers the Product or any component thereof, or any other method, apparatus, material or article of manufacture useful in the development, manufacture, use or sale of Product, (b) claiming an invention conceived by employees or agents or independent contractors of Cook that have access to the Confidential Information of Cardica related to the Product, and (c) is Controlled by Cook.
1.9	“Field” means use of the Product in any suitable medical procedure anywhere in the body.
1.10	“Invention” means any article, material, process or technology, whether or not patentable, made or conceived in the course of developing and commercializing Products pursuant to this Agreement, in whole or in part by a party, its employees, agents, or independent contractors, that have access to the Confidential Information of the other party .
1.11	“Information” means (a) techniques and data relating to the development, manufacture, use or sale of Products, including, but not limited to, inventions, practices, methods, knowledge, know-how, skill, experience, test data including pre-clinical and clinical test data, analytical and quality control data, regulatory submissions, correspondence and communications, marketing, pricing, distribution, cost, sales, manufacturing, patent and legal data or descriptions, and (b) compositions of matter, devices, prototypes, articles of manufacture, assays and biological, chemical or physical materials relating to development, manufacture, use or sale of Products.
1.12	“Net Sales” means the gross revenue actually received by Cook, its Affiliates or sublicensees from the commercial sale of the Products during a given period of time, minus, to the extent billed to the purchaser, the costs of (i) sales, value added and/or use taxes, (ii) duties and similar governmental assessments paid, (iii) transportation, packing, shipping, and insurances, (iv) discounts allowed and taken (not to exceed two percent (2%) of the gross revenue actually received), and (v) amounts allowed or credited due to rejections and/or returns. If the Products are sold as part of a kit, then royalties due with respect to Net Sales of Products will be determined using the formula set forth in Sections 5.4(C) and (D). Net Sales shall be determined in accordance with generally accepted accounting principles, consistently applied.
[*] = CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

2.

1.13	“Other Cardica IP” shall mean any intellectual property rights that are necessary or useful for the research, development or commercialization of Products, and Controlled by Cardica, other than the Cardica Patents and Cardica Know-How.
1.14	“Other Cook IP” shall mean shall mean any intellectual property rights that are necessary or useful for the research, development or commercialization of Products, and developed by Cook employees having access to the Confidential Information of Cardica related to the Product and Controlled by Cook, other than the Cook Patents and Cook Know-How.
1.15	“Patent” means (a) unexpired United States and foreign patents, including without limitation any substitution, extension, registration, confirmation, reissue, re-examination, renewal of such patents and (b) pending applications for such patents, including without limitation any continuation, divisional or continuation-in-part thereof and any provisional applications.
1.16	“Product” means the product designated by Cardica as of the Effective Date of this Agreement as the X-Port device, size [*] as illustrated in Exhibit C of this Agreement, and any improvements thereto relating to vascular access closure developed under this Agreement, including without limitation X-Port devices in formats other than size [*], expressly excluding any devices not relating to vascular access closure, such as any device used in the closure of holes made in the performance of an anastomosis.
1.17	“Sunk Costs” means pro-rated amounts for any work actually performed by Cardica under the Development Plan up to the effective date of termination and supported by documentation provided by Cardica to Cook, including [*] overhead for such work and all expenditures for such work and non-cancelable commitments that are consistent with the original budget and milestones set forth in the Development Plan and incurred by Cardica in performing the Development Plan prior to Cardica’s receipt or refusal of Cook’s notice of termination.
1.18	“Territory” means worldwide.
1.19	“Third Party” means any person or entity other than Cardica or Cook, or their respective Affiliates.
1.20	“Unexpectedly Low Sales” means sales in three consecutive quarters of a number of Products less than [*] of the number forecast under Section 2.4.
1.21	“Valid Claim” means an unexpired claim of an issued Patent which has not been found to be unpatentable, invalid or unenforceable by an unreversed and unappealable decision of a court or other authority in the subject country and that has not been disclaimed or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise.
[*] = CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

3.

ARTICLE II
DEVELOPMENT AND COMMERCIALIZATION
2.1	Development Committee. Each party will appoint two (2) representatives to form a development committee that will be responsible for making day to day decisions regarding the strategy for the development of prototypes of Products in accordance with this Agreement (“Development Committee”). Such decisions will be made by unanimous consent of the Development Committee. In the event unanimous consent regarding a development issue can not be reached by the Development Committee during any meeting of the Development Committee, then a cooling off period of at least two (2) but no more than seven (7) calendar days will follow such meeting after which period all of the members of the Development Committee will meet again. In the event that the Development Committee is unable to achieve unanimous consent after the cooling off period, a senior executive from each party will meet to resolve the issue.
2.2	Prototype Product Development. The respective obligations of the parties for developing prototypes of the Product are set forth in Attachment A to this Agreement (“Development Plan”), which may be modified from time to time to time in accordance with Section 11.9 (Integration) of this Agreement, and which is hereby incorporated by reference. Each party will use commercially reasonable efforts to perform its obligations under the Development Plan. In the event a conflict arises between this Agreement and the Development Plan, the terms of this Agreement will control.
2.3	Production Product Development. After the development of a prototype of a Product that the Development Committee considers suitable and feasible for successful commercialization (“Feasible Prototype”), Cook will use commercially reasonable efforts to develop a production version of the Product for sale in the Field and in the Territory, at its expense, within a specified time period to be agreed upon by the parties. Without limiting the foregoing, Cook will use commercially reasonable efforts to apply for a CE Mark and FDA Approval within a reasonable period of time after the development of a Feasible Prototype. It is understood that commercially reasonable efforts to develop a production version of the Product may be unsuccessful, and that neither party guarantees or can guarantee that commercially reasonable efforts to implement the Development Plan will result in a production version of the Product or in a saleable Product.
2.4	Commercialization. Cook will use commercially reasonable efforts to commercialize Products for use in the Field in each country in the Territory in which it obtains regulatory approval, at its expense. Without limiting the foregoing, Cook will be responsible, at its cost, for promoting, detailing and distributing Products for use in the Field in each country in the Territory in which it obtains regulatory approval, and will book all resulting Product sales. Following the Approval of Product, Cook will provide to Cardica on a semi-annual basis its good faith non-binding quarterly forecast of Product sales in the Field and in the Territory for the following eighteen (18) month period.
[*] = CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

4.

2.5	Development Costs. Except as otherwise expressly provided in this Agreement, each party will make its resources available that it reasonably deems necessary to fulfill its obligations under this Agreement and shall bear its own costs incurred with respect thereto.
2.6	Specifications. The Development Committee will approve Product specifications for each type of Product being developed, which specifications may be updated from time to time.
ARTICLE III
OWNERSHIP OF INTELLECTUAL PROPERTY
3.1	Ownership of Inventions. Ownership by the parties of Inventions will be determined in accordance with the rules of inventorship and ownership under US law.
3.2	Joint Inventions. With respect to Inventions jointly owned by the parties, each party will enjoy all of the rights of an owner thereof with no duty to account to the other party regarding any economic benefit realized and no need to seek approval from the other party for its disclosure or use of such Invention, except with respect to exclusivity provisions expressly stated in this Agreement. Each party’s interest in such jointly owned Inventions and intellectual property rights therein will be included in such party’s intellectual property rights that are either licensed to the other party or the subject of covenants made to the other party pursuant to this Agreement.
3.3	Prosecution. The parties will cooperate in good faith to decide whether to seek patent protection for any Inventions that are owned jointly by the parties. The party solely owning an Invention will be responsible, but not obligated, for filing and prosecuting patent applications on such Inventions, and maintaining patents issued thereon, at such party’s sole expense. If a party responsible for filing patent applications on Inventions solely owned by such party decides not to proceed with the filing, prosecution or maintenance of patent applications and patents on such Invention (without first filing a continuation or continuation in part of any such application), such party shall notify the other party in writing in advance of relevant deadlines, and the other party shall have the right, but not the obligation, to assume responsibility for such activities, on behalf of the sole owner but at the assuming party’s sole expense. The parties will meet to discuss whether or not to pursue patent protection for Inventions jointly owned by the parties. If the parties agree to pursue such protection for such Inventions, they shall designate one party to be responsible for filing and prosecuting patent applications on such Inventions, and for maintaining patents issuing thereon. Unless otherwise agreed by the parties, the parties will share equally all expenses of pursuing and maintaining patent protection on jointly owned Inventions that they agree to pursue under this Section 3.3. Each party will have the right to review and comment on the other party’s correspondence with any patent office with regard to patent applications and patents on Inventions that are necessary or useful for the development and commercialization of Products in the Field.
[*] = CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

5.

3.4	Enforcement.
A.	Cook has the first right to enforce patents licensed to it by Cardica against Third Parties that make, use, offer for sale, sell, or import products that are covered by such patents and that are competitive with Products in the Field. If Cook elects not to undertake such enforcement, then Cardica may request and Cook may, in its sole discretion, permit Cardica to enforce such patents against such Third Parties, such permission not to be unreasonably withheld.

B.	Each party will cooperate with the other party when asserting patents against Third Parties in accordance with this Section 3.4. A party enforcing a patent against a Third Party will give the other party notice prior to bringing any enforcement action (including, but not limited to, injunctions or restraining orders). The other party will have the right to participate or not participate in such enforcement, at its sole discretion. If the other party chooses to participate, it will bear its own expenses and/or share expenses, as the parties jointly determine to be appropriate. If the other party chooses not to participate in an enforcement action brought in accordance with this Section 3.4, it nonetheless agrees to be named in the enforcement action, and upon request and at the cost of the enforcing party, will make available all relevant information in its possession or under its control.

C.	Any money damages obtained as a result of any enforcement action under this Section 3.4 shall first be allocated to reimburse the parties’ respective expenses of such enforcement, and the remainder of such proceeds, if any, shall be allocated [*] percent ([*]) to the party controlling such suit, and [*] percent ([*]) to the other party.

D.	If the sales volume of the Product in a calendar year is less than $[*], Cook may offset against any payment due under Sections 5.4 or 5.5 of this Agreement up to [*] percent ([*]) of any monies expended by Cook in defending Products against assertions of intellectual property rights by third parties. If the sales volume of the Product in a calendar year is at least $[*], then Cook may offset against any payment due under Sections 5.4 or 5.5 of this Agreement an amount that is the lesser of (i) [*] percent ([*]) of any monies expended by Cook in defending Products against assertions of intellectual property rights by third parties or (ii) [*] percent ([*]) of the total payment due to Cardica under Sections 5.4 and 5.5.
3.5	Cardica Patent Prosecution. Cardica will use reasonable efforts to obtain patents included in the Cardica Patents in [*]. Cardica will notify Cook of Cardica’s foreign filing decisions with respect to each of the Cardica Patents in writing in advance of relevant deadlines, and Cook will have the right, but not the obligation, to assume responsibility at Cook’s sole expense for pursuing and/or maintaining foreign patent protection for any of the Cardica Patents in any country that Cardica decides not to pursue or to abandon.
[*] = CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

6.

ARTICLE IV
LICENSE AND COMMERCIALIZATION
4.1	By Cardica. Subject to the terms and conditions of this Agreement, Cardica hereby grants to Cook and its Affiliates an exclusive license in the Territory, bearing royalties as set forth in this Agreement, with the right to grant sublicenses, under the Cardica Patents, Cardica Know-How and Other Cardica IP, to make, have made, use, sell, offer for sale and import Products for use solely in the Field and in the Territory. For clarity, Cardica grants the foregoing exclusive license to the fullest extent possible under the Cardica Patents, Cardica Know-How and Other Cardica IP in the Field and in the Territory with respect to Products, retaining only rights to the extent necessary or useful for Cardica to perform its responsibilities under the Development Plan with respect to Product in the Field and in the Territory.
4.2	Cardica Representations. Cardica represents and warrants that as of the Effective Date: (a) Cardica has the right and power to enter into this Agreement and to grant the rights it grants to Cook under this Agreement; (b) it has not assigned, granted a license under or otherwise transferred or encumbered any intellectual property licensed to Cook under this Agreement in a manner inconsistent with this Agreement, other than grants of security interests disclosed pursuant to a letter agreement of even date herewith; (c) to its knowledge, Cook’s practice of the license granted to Cook pursuant to this Agreement under the Cardica Know-How, Cardica Patents and Other Cardica IP will not infringe any Patents owned or controlled by a Third Party; (d) its performance under this Agreement is not inconsistent with any obligation owed to a third party; and (e) its employees and/or agents assigned to perform work under a Development Plan have executed agreements that enable Cardica to grant the rights it grants to Cook under this Agreement. Additionally, Cardica represents, warrants and covenants that it has not employed, contracted with or retained, and shall not employ, contract with or retain, any person or entity in connection with the development or manufacture of Products in the Field pursuant to this Agreement who has been or is debarred by the FDA under 21 U.S.C. § 335(a) or disqualified as described in 21 C.F.R. §812.119.
4.3	By Cook. Cook agrees not to sue Cardica under any Cook Patents, Cook Know-How, or Other Cook IP solely to the extent necessary or useful for Cardica to perform its responsibilities under the Development Plan with respect to Product in the Field and in the Territory. Subject to the terms and conditions of this Agreement, and upon request by Cardica, the parties shall negotiate in good faith the terms of a non-exclusive, royalty-bearing license for use by Cardica in developing and commercializing products other than the Products under all Cook Patents, Cook Know-How and Other Cook IP covering Inventions as defined in Section 1.10, which license Cook in its sole discretion may elect, but is not obligated, to execute with Cardica.
4.4	Cook Representations. Cook represents and warrants that as of the Effective Date: (a) Cook has the right and power to enter into this Agreement; (b) its performance under this Agreement is not inconsistent with any obligation owed to a third party; (c) to its
[*] = CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

7.

knowledge, Cardica’s practice of the covenant not to sue granted to Cardica pursuant to Section 4.3 of this Agreement under the Cook Know-How, Cook Patents and Other Cook IP will not infringe any Patents owned or controlled by a Third Party; and (d) its employees and/or agents assigned to perform work under a Development Plan have executed agreements that enable Cook to grant the rights it grants to Cardica under this Agreement. Additionally, Cook covenants that it shall not employ, contract with or retain any person or entity in connection with the development, manufacture and commercialization of Products in the Field pursuant to this Agreement who has been or is debarred by the FDA under 21 U.S.C. § 335(a) or disqualified as described in 21 C.F.R. §812.119.

4.5	No Implied Licenses. Neither party grants to the other party any licenses or covenants not to sue under such party’s intellectual property rights except as expressly provided in this Agreement.
ARTICLE V
CONSIDERATION
5.1	Signing Fee. Cook will pay Cardica a one-time payment of Five Hundred Thousand Dollars ($500,000) due after execution of this Agreement by both parties and payable within ten (10) days after Cardica’s completion, to Cook’s satisfaction, of the tasks identified in the paragraph entitled “Animal Testing” of the section identified as “Phase 1” of the Development Plan attached to this Agreement as Exhibit A.
5.2	Milestone Payments. Cook will pay Cardica a one-time payment of One Million Five Hundred Thousand Dollars ($1.5 million) for the design and development of the first Feasible Prototype of a Product in [*] format (as provided in the Development Plan) (“[*] Format”) in [*], each due within thirty (30) days following the achievement of the relevant milestone as set forth below:
A.	[*] upon the date the Development Committee determines that the results of the acute animal testing of Products in [*] Format in the Field as provided in the Development Plan support the commencement of pre-production tooling efforts by Cardica.

B.	[*] upon completion of verification and validation testing as set forth in the Development Plan and confirmed by the Development Committee of Products in [*] Format produced by Cardica using the pre-production tooling described in Section 5.2(A) (“Pilot Product”) to support commencement by Cook of a Clinical Feasibility Trial of such Product in the Field.

C.	[*] upon the delivery of [*] ([*]) Pilot Products in [*] Format to Cook for use in the first Clinical Feasibility Trial of such Products in the Field, as provided in the Development Plan.
[*] = CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

8.

5.3	Reimbursement for Products in Other Formats. Cook will reimburse Cardica for additional reasonable research, development and tooling costs actually incurred by Cardica for the development of Feasible Prototypes and the production of Pilot Product in formats other than [*] as requested by Cook and completed by Cardica in accordance with a research plan and budget approved in advance and in writing by each member of the Development Committee. Such reimbursements will be calculated using full time equivalent rates for engineering services and labor and will include Cardica’s reasonable and actual out of pocket expenses for fabrication of the pre-production tooling, fixtures and prototypes. Cardica shall add an overhead charge of [*] percent ([*]) of the amounts to be so reimbursed, and Cook shall pay such additional amounts, to compensate Cardica for overhead expenses. The agreed upon research plan and budget will establish the milestones and timing to be met by Cardica in order for such reimbursement payments to be made by Cook to Cardica.
5.4	Earned Royalties.
A.	i) Cook will pay to Cardica (on a quarterly basis) during the Term of this Agreement a royalty based on Net Sales by Cook, its Affiliates or sublicensees (“Earned Royalty”) of Product units in the calendar year in which such quarter occurs, as follows:

Portion of Aggregate Number of
Royalty Due (% of Net	Product Units Sold in Calendar
Sales of Product Units)	Year
[*]	[*]
[*]	[*]
[*]	[*]
ii) In the event that Cook sells more than [*] units of Product per calendar year for [*] consecutive calendar years at any time during the Term of this Agreement, then instead of the Earned Royalty set forth in subsection 5.4(A)(i) above, the Earned Royalty shall be as follows for the remainder of the Term of this Agreement:

Portion of Aggregate Number of
Royalty Due (% of Net	Product Units Sold in Calendar
Sales of Product Units)	Year
[*]	[*]
[*]	[*]
[*]	[*]
iii) In the event that within [*] years from the Effective Date of this Agreement no Cardica Patent issues in the United States, or in any European Community country in
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9.

which Product is manufactured, used, or sold, that has a Valid Claim that covers Product, then instead of the Earned Royalty set forth in either subsection 5.4(A)(i) or 5.4(A)(ii) above, Cook will pay to Cardica Earned Royalty, as follows, until such time as a Cardica patent issues in the United States, or in any European Community country in which Product is manufactured, used, or sold, that has a Valid Claim that covers Product, at which time Cook will pay to Cardica Earned Royalty under section 5.4(A)(i) or 5.4(A)(ii), as applicable:

Royalty Due	Portion of Aggregate Number of
(% of Net Sales of	PProduct Units Sold in Calendar
Product Units)	Year
[*]	[*]
[*]	[*]
[*]	[*]
The Earned Royalty is due on Net Sales of Products in any particular country in which Cook sells Product irrespective of whether or not Cardica has obtained a Patent in the particular country. The parties acknowledge that this Earned Royalty includes compensation to Cardica for its research, development and technology transfer efforts relating to the Product.

B.	In the event that Cook must make payments to one or more Third Parties to obtain a license or similar right within a particular country, or if Cook must make payments to one or more Third Parties under a preexisting license within a particular country, in either case in the absence of which Cook could not legally make, use or sell a Product in that particular country (“Third Party Royalty”), then the Earned Royalty rate may be adjusted. Such adjusted Earned Royalty rate shall be agreed to by both Cardica and Cook, such that both Cardica and Cook bear a proportional burden.

Cardica and Cook shall both consent to any settlement agreement relating to assertion of intellectual property rights against the Product. Any changes to the Earned Royalty rate associated with that settlement agreement shall be agreed to by both Cardica and Cook, such that both Cardica and Cook bear a proportional burden.

C.	If Cook, its affiliate or sublicensee sells a Product unit as part of a bundle or combination of products (a “Bundle or Combination”), then the royalty due with respect to the Product unit sold as part of such bundle or combination will be calculated by multiplying the royalty rates set forth above by the Net Sales of the Bundle or Combination in such country during the applicable reporting period, and then by the fraction, A/(A+B), where A is the average sale price of the Product unit by Cook, its Affiliates or sublicensees when sold separately in finished form in such country, and B is the average sale price charged by Cook, its Affiliates or sublicensees of the other product(s) included in the Bundle or Combination when sold separately in finished form in such country, in each case during the applicable reporting period.
[*] = CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

10.

D.	In the event either the Product unit or the other product(s) included in the Bundle or Combination are not sold separately in finished form in such country, then the royalty due with respect to a Product unit sold as part of a Bundle or Combination will be calculated by multiplying the royalty rates set forth above by the Net Sales of the bundle or combination in such country, and then by the fraction of F/(F+G) where F is the fair market value of the Product unit and G is the fair market value of all other product(s) included in the Bundle or Combination, as reasonably determined in good faith by Cook.

E.	Regardless of the number of Valid Claims included in the Cardica Patents claiming a given Product, Cook will owe only one royalty with respect to the sale of each unit of such Product, that royalty being the Earned Royalty set forth above.

5.5	Minimum Royalties.
A.	Provided that the Product developed under this Agreement, whether in [*] Format or any other format, for use in the Field does not have any identified or known design defect, and that no Product performance problem (as determined based upon the Product specifications) has arisen that affects Cook’s ability to sell such Product, Cook will pay to Cardica during the Term of this Agreement a minimum royalty (“Minimum Royalty”) in an amount equal to the following one-time payments under this Agreement: (i) [*] for the first full calendar year following the earlier of FDA Approval or the grant of a CE Mark for the Product in [*] Format for use in the Field, (ii) [*] for the first full calendar year following the later of FDA Approval or the grant of a CE Mark for the Product in [*] Format for use in the Field, (iii) [*] for the second full calendar year following the later of FDA Approval or the grant of a CE Mark for Product in [*] Format in the Field, (iv) [*] for the third full calendar year following the later of FDA Approval or the grant of a CE Mark for the Product in [*] Format in the Field, and (v) in each calendar year of the next ten (10) calendar years following the third anniversary of the later of FDA Approval or the grant of a CE Mark for Products in [*] Format in the Field, an amount equal to the sum of the minimum royalty for the previous calendar year plus [*] of the minimum royalty for the previous calendar year. Any amount paid by Cook in any calendar year as Earned Royalty that exceeds the minimum royalty due for that calendar year may be applied and accumulated by Cook to satisfy the minimum royalties for any of the subsequent calendar years provided above.

B.	In the event that Product meets the relevant specifications, but Cook has experienced Unexpectedly Low Sales of Product in [*] consecutive calendar quarters not by reason of any substantial lack of diligence by Cook in commercializing Products in accordance with Section 2.4, Cook shall pay only a portion of the Minimum Royalty (“Interim Period Payment”) for a time period (“Interim Period”) beginning upon the last day of those [*] consecutive calendar
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11.

quarters of Unexpectedly Low Sales. During the Interim Period, each Interim Period Payment shall be spent by Cardica solely on improvements to the Product, with the amount of each Interim Period Payment to be approved by Cook and not to exceed the actual amount spent by Cardica in the Interim Period on improvements to the Product plus [*] percent ([*]) overhead. Cook’s obligation to pay Minimum Royalties under this Agreement will resume in the first full calendar year after the cessation of the Interim Period, which occurs at the end of the first quarter in which sales are no longer Unexpectedly Low.

If sales of Product continue during the Interim Period, then Minimum Royalties do not increase under Section 5.5(A) during the Interim Period. For example, if an Interim Period occurs in the second year of this Agreement, and Product is sold during the Interim Period, the Minimum Royalties due after cessation of the Interim Period are the Minimum Royalties due in the second year under Section 5.5A, regardless of the duration of the Interim Period. Cook is still obligated to pay Cardica Earned Royalties during the Interim Period based on its sales of Product.

If no sales of Product are made during the Interim Period, then after the Interim Period the Minimum Royalties revert to those set forth above in either Section 5.5A(i) or 5.5A(ii), based on the status of the relevant approvals. Further, the determination of the Minimum Royalty due in subsequent calendar years under Section 5.5A is then calculated based on the date of cessation of the Interim Period. For example, if an Interim Period occurs in the second year of this Agreement, and Product is not sold during the Interim Period, and if both FDA approval and a CE mark have been granted for the Product, then the Minimum Royalty due for the first full calendar year after the Interim Period is as set forth in Section 5.5A(ii). The Minimum Royalty due in the subsequent full calendar year would be as set forth in Section 5.5A(iii), and so on.

C.	In the event Cook pays Cardica more than zero but less than the minimum royalties set forth above for a period of [*] years, other than during an Interim Period, then upon Cardica’s written notice to Cook, Cardica may in its sole discretion terminate this Agreement for breach by Cook pursuant to Section 8.3 of this Agreement.
5.6	Royalty Payments and Reports. Cook shall provide a report to Cardica within twenty (20) days after the end of each quarter that summarizes the Net Sales during such quarter in a manner sufficient to enable Cardica to comply with its reporting requirements. Within forty-five (45) days after the end of each quarter (or, for the last quarter in a year, sixty (60) days after the end of such quarter), Cook shall make all royalty payments payable to Cardica under this Agreement with respect to such quarter. Along with such payments, Cook shall also provide detailed information regarding the calculation of Earned Royalties due to Cardica, including allowable deductions in the calculation of Net Sales of Product in the Territory.
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5.7	Taxes. Cardica shall pay any and all taxes required by law that are levied on account of royalties or other payments it receives under this Agreement. If laws or regulations require that taxes be withheld, Cook will (a) deduct those taxes from the remittable royalty or other payment, (b) pay the taxes to the proper taxing authority, and (c) send to Cardica within fifteen (15) days following such payment evidence of the obligation together with proof of payment.
5.8	Sublicenses. In the event Cook or its Affiliate grants licenses or sublicenses to others to sell Product, Cook shall account for and report to Cardica the sales of Product by the sublicensee on the same basis as if such sales were Net Sales by Cook, and Cook shall pay to Cardica Earned Royalties on such sales as if such sales of the sublicensee were Net Sales of Cook, including but not limited to the exclusions from Net Sales set forth in Section 1.12.
5.9	Non-Monetary Consideration. If Cook, its Affiliate or sublicensee receives any non-monetary consideration in connection with the commercial sale of Product, Cook’s payment obligation under Section 5.4 shall be based on the fair market value of such other consideration
5.10	Records and Audit. Cook and its Affiliates shall keep or cause to be kept for a period of three (3) years such records as are required to determine, in a manner consistent with this Agreement, amounts due for any calendar year to Cardica pursuant to this Article V. At the request (and expense) of Cardica, Cook and its Affiliates shall permit an independent certified public accountant appointed by Cardica and reasonably acceptable to Cook, at reasonable times and upon reasonable notice, to examine only those records as may be necessary to determine, with respect to any calendar year ending not more than three (3) years prior to Cardica’s request, the correctness or completeness of any report or payment made under this Article V. The foregoing right of review may be exercised only once per year and only once with respect to each such periodic report and payment. Results of any such examination shall be (a) limited to information relating to the Product, (b) made available to both parties and (c) subject to Article IX. Cardica shall bear the full cost of the performance of any such audit, unless such audit discloses a variance to the detriment of Cardica of more than five percent (5%) from the amount of the original report, royalty or payment calculation. In such case, Cook shall bear the full cost of the performance of such audit.
ARTICLE VI
REGULATORY FILINGS AND COMMUNICATIONS
6.1	Regulatory Approvals. Cook will be solely responsible for the preparation and filing of all documents required in connection with seeking and obtaining regulatory approval of Products in the Field in each country in the Territory, at its sole expense and discretion, including without limitation the CE Mark, IDE applications and PMA (or equivalent) approvals, and will solely own all rights in such documents and approvals.
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6.2	Regulatory Information. To enable Cook and Cardica to comply with regulatory requirements, Cook will provide Cardica with copies of all customer complaints received by Cook that allege any Product used in the Field is defective and any reports of adverse events experienced in connection with Products manufactured by Cook. For any such allegedly defective Product that is returned to Cook or its Affiliate or sublicense by its customer, Cook will provide Cardica with copies of all failure analysis or other reports proposed by Cook, its Affiliate or sublicensee and submitted to the FDA or any other similar regulatory authority. Cook will provide Cardica with copies of any Inspectional Observations (FDA Form 483) issued by the FDA in connection with Products that are manufactured by or on behalf of Cook, or its Affiliate or sublicensee, for use in the Field (or facilities used to manufacture same) and any response thereto submitted by Cook, its Affiliate or sublicensee. Cook will provide Cardica with copies of all reports filed by Cook, its Affiliate or sublicensee under FDA Medical Device Reporting (MDR) regulations in connection with Products for use in the Field. For any Products used in the Field that are recalled by Cook, its Affiliate or sublicensee, Cook will provide Cardica with copies of all the applicable documentation that Cook submitted to comply with U.S., European and International regulatory laws and requirements, including but not limited to documentation associated with receiving and administering the recalled Product and notification of the recall to those persons for whom Cook, its Affiliate or sublicensee replaced the recalled Product.
ARTICLE VII
SUPPLY
7.1	Initial Supply. Cardica will supply, at Cook’s request and at no additional cost, [*] units per each version of Product for use in preclinical and initial clinical trials, including but not limited to any European Clinical Feasibility Trial.
7.2	Technology Transfer. Upon determination by the Development Committee that a Product based on a Feasible Prototype is ready for commercialization, Cook will have the option but not the obligation to manufacture such Product, or to have such Product manufactured by a third party. Cardica will continue to supply to Cook, upon Cook’s request and at a cost of [*] per unit, such additional units of the Product over the [*] units described in Section 5.2(C) above as Cook may reasonably request for the further testing and development of the Product. Upon the first FDA Approval of a Product in the Field that is based on a Feasible Prototype that the Development Committee determines is ready for commercialization, Cook will have the sole responsibility for manufacturing such Product, or having such Product manufactured, at its sole expense. Upon Cook’s request, to enable Cook to assume such responsibility, Cardica will transfer to Cook, at no additional cost, all equipment, including all pre-production tooling, and Cardica Know-How, including but not limited to, all trade secret, manufacturing and supplier information included therein, related to the Products that is reasonably necessary for Cook to manufacture such Product (“Transferred Product”). Upon request from Cook, Cardica will provide, at no additional cost, reasonable technical assistance to Cook for the Transferred Product based on the mutual availability of the parties, which assistance
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may include: i) training of Cook personnel in connection with the manufacture of Transferred Product, ii) advice concerning the manufacture of Transferred Product, and iii) testing of sample Transferred Product to verify that such Transferred Product complies with applicable specifications established by the Development Committee to confirm successful transfer of technology to Cook hereunder. Additionally, on Cook’s request, the parties will negotiate the terms under which Cardica may provide engineering services to assist Cook in the design and modification of Transferred Product to meet customer and regulatory requirements.

7.3	Production Supply. Except as provided in Section 7.2 above, Cardica will have no obligation to supply or have supplied any Transferred Product for use in further development and commercialization of Products in the Field and in the Territory.
ARTICLE VIII
TERM AND TERMINATION
8.1	Term. This Agreement will commence on the Effective Date and continue for a period of twenty (20) years (“Term”), unless it is earlier terminated in accordance with Section 8.2 below. This Agreement may be renewed thereafter for additional five (5) year terms by mutual agreement of the parties.

8.2	Termination. Cook may terminate this Agreement for convenience at any time upon sixty (60) days prior written notice to Cardica. Either party may terminate this Agreement for material breach by the other party if such breach remains uncured for thirty (30) days after the non-breaching party provides a notice to the breaching party specifying such breach in reasonable detail. Upon termination of this Agreement, all licenses granted to Cook will terminate, expect as otherwise provided in Sections 8.3(C), 8.4 and 8.5 of this Agreement, and Cook’s obligation to pay any further royalties or payments of any kind, including but not limited to payment of any minimum royalties set forth in Section 5.2 above that would have been due after the effective date of termination, will also terminate, provided that any such termination will not relieve Cook from any obligation to pay any such royalty or payment that accrued prior to the effective date of termination.

8.3	Rights upon Termination by Cook for Convenience or Termination by Cardica for Material Breach by Cook. Upon early termination of this Agreement under Section 8.2 by Cook for convenience, or by Cardica for material breach by Cook:
A.	Cook will pay Cardica a pro-rated payment for any work actually performed by Cardica under the Development Plan up to the effective date of termination, to the extent supported by documentation provided by Cardica to Cook. Such payments shall include reimbursement for all expenditures and non-cancelable commitments that are consistent with the original budget and milestones set forth in the Development Plan that are incurred by Cardica in performing the Development Plan prior to the effective date of termination; provided, however, in no event will such pro-rated payment exceed three hundred thousand dollars ($300,000) over and above milestone payments already made to Cardica under paragraph 5.2.
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B.	Cook will transfer to Cardica within thirty (30) days of the effective date of termination or within a commercially reasonable period, whichever is sooner, all documentation, and perform any actions and send any necessary notices to government bodies and other entities (such as notified bodies to the European Union) that are necessary to allow Cardica both to continue to develop, manufacture and commercialize Products in the Field and to be the registered sponsor of clinical trials and related regulatory filings for Products in the Field. Cardica within sixty (60) days of the effective date of termination will reimburse Cook for its documented expenses relating to the transfer not to exceed [*] Dollars ([*]). If an IDE or PMA is undertaken by Cook for approval of the Product, then the filing fees, transfer costs and other costs associated with the IDE and PMA (such as the costs of clinical studies) to be paid by Cardica will not exceed a greater amount to be negotiated in good faith between the parties. Cardica shall pay any negotiated amount in ten (10) equal installments due semiannually based on the effective date of termination. The parties may elect to enter into good faith negotiations with a view toward executing agreements pursuant to which Cardica may purchase the production tooling owned by Cook for the Product and/or pursuant to which Cook may distribute Product manufactured by or for Cardica under terms and conditions agreeable to the parties.

C.	If Cook is then manufacturing or supplying Product under the Agreement and upon receipt of Cardica’s written request, Cook will continue to manufacture Products for Cardica for use in the Field for a period not to exceed [*] from the effective date of termination to allow Cardica time to engage an alternate supplier.

D.	Cook will not sue Cardica under any Cook Patents, Cook Know-How and Other Cook IP solely to the extent necessary to allow Cardica to continue (itself or with or through Third Parties) making, using, selling, offering for sale and importing Products in the Field and in the Territory. In the event that Cook terminates this Agreement for convenience under Section 8.2 or in the event that Cardica’s termination of this Agreement based on Cook’s breach under Section 8.2 is determined by a court of competent jurisdiction to have been proper under this Agreement, then Cook agrees for a period of five (5) years from the effective date of such termination not to grant to any competitor of Cardica any right under any Cook Patents, Cook Know-How and Other Cook IP that would facilitate such competitor in making, using, selling, offering for sale or importing Products in the Field and in the Territory.
8.4	Rights upon Termination by Cook for Material Breach of Cardica.
A.	Upon early termination of this Agreement under Section 8.2 by Cook for a material breach by Cardica after full payment to Cardica of the milestone
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payments set forth in Section 5.2 above, then the license granted to Cook under Section 4.1 will survive, and subject to the payment of Earned Royalties under Section 5.4, Cardica will transfer to Cook within thirty (30) days of the effective date of termination or a commercially reasonable period, whichever is sooner, all documentation and equipment, including all pre-production tooling, and perform any actions and send any necessary notices to government bodies and other entities (such as notified bodies) that are necessary to allow Cook to continue to develop, manufacture and commercialize Products in the Field.

B.	In the event that Cook terminates this Agreement for breach by Cardica based on Cardica’s failure to meet any of the milestones set forth in Section 5.2 above, then Cardica will return to Cook the signing fee paid by Cook under Section 5.1 of this Agreement and any milestone payment made by Cook under Section 5.2 of this Agreement, minus any Sunk Costs.
ARTICLE IX
CONFIDENTIALITY
9.1	Confidential Information. Each party receiving Confidential Information (the “Receiving Party”) shall maintain in confidence all such Confidential Information disclosed by the other party pursuant to this Agreement (the “Disclosing Party”), and shall not use, disclose or grant the use of the Confidential Information for any purpose other than those permitted hereunder, except on a need-to-know basis to its and its Affiliates’ actual or potential business partners or sublicensees, directors, officers, employees, agents, consultants, clinical investigators, contractors, distributors or permitted assignees, to the extent such disclosure is reasonably necessary in connection with such party’s activities in connection with its performance under and exercise of rights expressly provided in this Agreement. The foregoing obligations shall apply for five (5) years after the expiration or termination of this Agreement. To the extent that disclosure is authorized by this Agreement, prior to disclosure, a party hereto shall obtain agreement of any such person to hold in confidence and not make use of the Confidential Information of the other party for any purpose other than those permitted by this Agreement. For purposes of this Agreement, “Confidential Information” shall mean all information and materials, received by either party from or on behalf of the other party pursuant to this Agreement, other than that portion of such information or materials that is publicly disclosed by the disclosing party, either before or after it becomes known to the Receiving Party; was known to the Receiving Party, without obligation to keep it confidential, prior to when it was received from the Disclosing Party, as evidenced by competent written proof; is subsequently disclosed to the Receiving Party by a Third Party lawfully in possession thereof without obligation to keep it confidential; has been publicly disclosed other than by the Disclosing Party and without breach of an obligation of confidentiality with respect thereto; or has been independently developed by the Receiving Party without the aid, application or use of Confidential Information, as evidenced by competent written proof.
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9.2	Permitted Disclosures. The confidentiality obligations contained in this Article IX shall not apply to the extent that the Receiving Party is required (a) to disclose information by law, order or regulation of a governmental agency or a court of competent jurisdiction or to comply with the rules of a securities exchange, or (b) to disclose information to any governmental agency for purposes of obtaining approval to test or market a product, provided in either case that the Receiving Party shall provide written notice thereof to the other party and reasonable opportunity to object to any such disclosure or to request confidential treatment thereof, and shall use reasonable efforts to secure confidential treatment of or a protective order for the information so required to be disclosed. Notwithstanding any other provision of this Agreement, each Party may disclose Confidential Information of the other Party as necessary to file or prosecute patent application, prosecute or defend litigation or otherwise establish rights or enforce obligations under this Agreement, or submit regulatory filings, but only to the extent that any such disclosure is necessary.
ARTICLE X
INDEMNIFICATION
10.1	By Cook. Cook shall defend, indemnify and hold Cardica harmless from and against any and all liability, loss, claims, suits, proceedings, expenses, recoveries and damages, including, without limitation, legal costs and expenses (including reasonable attorney’s fees) resulting from any claim by Third Parties arising out of Cook’s development, manufacture, use, storage, transportation, promotion or sale of the Products in the Field and in the Territory under this Agreement, Cook’s breach of this Agreement or any representations, warranties or covenants it makes in this Agreement, or Cook’s gross negligence or willful misconduct; except to the extent that such claim arises from Cardica’s design, manufacture, or use of the Products in the Field and in the Territory, a breach by Cardica of this Agreement or any of the representations, warranties or covenants it makes in this Agreement, or Cardica’s gross negligence or willful misconduct.

10.2	By Cardica. Cardica shall defend, indemnify and hold Cook harmless from and against any and all liability, loss, claims, suits, proceedings, expenses, recoveries and damages, including, without limitation, legal costs and expenses (including reasonable attorney’s fees) resulting from any claim by Third Parties arising out of Cardica’s design, manufacture, or use of the Products in the Field and in the Territory under this Agreement (liability under the foregoing sentence to be limited to the amount actually paid by Cook to Cardica under this Agreement), Cardica’s breach of this Agreement or of any of the representations, warranties or covenants it makes in this Agreement, or Cardica’s gross negligence or willful misconduct; except to the extent that such claim arises from a breach by Cook of this Agreement or any of the representations, warranties or covenants it makes in this Agreement, or Cook’s gross negligence or willful misconduct.

10.3	Process. If either party is seeking indemnification under Sections 10.1 or 10.2, it shall inform the indemnifying party of the Third Party claim giving rise to the obligation to
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indemnify pursuant to such Section as soon as reasonably practicable after receiving notice of the claim. The indemnifying party shall have the right to assume the defense of any such third-party claim for which it is obligated to indemnify the indemnified party under Section 10.1 or 10.2. The indemnified party shall cooperate with the indemnifying party (and its insurer) as the indemnifying party may reasonably request, and at the indemnifying party’s sole cost and expense. The indemnified party shall have the right to participate, at its own expense and with counsel of its choice, in the defense of any claim or suit that has been assumed by the indemnifying party. Neither party shall have any obligation to indemnify the other party in connection with any settlement made without the indemnifying party’s written consent, provided that the indemnifying party does not unreasonably withhold or delay any such written consent. If the parties cannot agree as to the application of Section 10.1 or 10.2 to any Third Party claim, the parties may conduct separate defenses of such claims, with each party retaining the right to claim indemnification from the other in accordance with Section 10.1 or 10.2 upon resolution of the underlying claim.

10.4	Limitation of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, CONSEQUENTIAL, EXEMPLARY OR INCIDENTAL DAMAGES (INCLUDING LOST OR ANTICIPATED REVENUES OR PROFITS RELATING TO THE SAME), ARISING FROM ANY CLAIM RELATING TO THIS AGREEMENT, WHETHER SUCH CLAIM IS BASED ON CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, EVEN IF AN AUTHORIZED REPRESENTATIVE OF SUCH PARTY IS ADVISED OF THE POSSIBILITY OR LIKELIHOOD OF THE SAME. NOTHING IN THIS SECTION 10.4 IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS SET FORTH IN SECTIONS 10.1 AND 10.2.

10.5	No Other Representations. EXCEPT AS EXPRESSLY SET FORTH HEREIN, THE TECHNOLOGY AND INTELLECTUAL PROPERTY RIGHTS PROVIDED BY EACH PARTY HEREUNDER ARE PROVIDED “AS IS,” AND EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, THE WARRANTIES OF TITLE, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES, IN ALL CASES WITH RESPECT THERETO. Without limiting the generality of the foregoing, neither party makes any warranty of any kind related to: (i) the success of the research conducted by the parties under the Agreement; or (ii) the safety or usefulness for any purpose of the technology or other materials or information it provides hereunder.
ARTICLE XI
MISCELLANEOUS
11.1	All notices relating to this Agreement will be given by fax, first class mail or courier addressed as follows:
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If to Cook:	If to Cardica:

Cook Incorporated	Cardica, Inc.
750 Daniels Way	900 Saginaw Drive,
Bloomington, Indiana 47404	Redwood City, CA 9406
Attn: Peter Yonkman	Attn: Robert Newell
General Counsel	Chief Financial Officer
Phone: (812) 339-2235	Phone: (650) 331-7133
Fax: (812) 339-5369	Fax: (650) 364-3134
or any other address of which either party notifies the other in writing in accordance with this Section 11.1. Any notice provided for in this Agreement will be deemed effective on the date of actual receipt by the party.

11.2	Assignment. Neither party may assign this Agreement without the prior written consent of the other party, which consent will not be unreasonably withheld. Notwithstanding the forgoing, either party may, without the prior consent of the other party, assign this Agreement to its parent or affiliate or to a successor, or to an acquiring entity in connection with a merger or sale of substantially all of the assets of the business or product line to which this Agreement relates. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Any purported assignment not in accordance with this Section 11.2 shall be void and of no force and effect

11.3	Relationship of the Parties. The parties are independent contractors. Neither party has any express or implied right or authority to assume or create any obligations on behalf of the other or to bind the other to any contract, agreement or undertaking with any Third Party. Nothing in this Agreement is to be construed to create a partnership, joint venture, employment or agency relationship between Cook and Cardica.

11.4	No Implied Waiver. No express or implied waiver, breach or default of any provision of this Agreement is to be construed as a continuing waiver, and no waiver will prevent a party from enforcing or acting upon any other provisions, subsequent breach or default by the other party.

11.5	Publicity. Nothing in this Agreement is to be construed as granting either party any right under the trademarks or trade names of the other party. Neither party will make any statement to the media regarding the relationship of the parties without the prior written approval of the other party. Each party may, however, without the consent of the other party, describe the scope and purpose of this Agreement to customers in marketing presentations.

11.6	Force Majeure. Any delay or failure of a party to perform its obligations under this Agreement will be excused to the extent that the delay or failure is caused by an event or occurrence beyond the party’s reasonable control, such as, by way of example and not by way of limitation, acts of God, actions by any governmental authority
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(whether valid or invalid), terrorism, fires, floods, windstorms, explosions, riots, natural disasters, wars, sabotage, labor problems (including lockouts, strikes and slowdowns), inability to obtain power, material, equipment or transportation or court injunction or order, provided that such party uses reasonable efforts to overcome such delay or failure.

11.7	Governing Law. This Agreement is to be construed in accordance with the laws of the State of Delaware, without regard to its conflict of law rules.

11.8	Survival. Articles IX, X (solely to the extent relating to claims arising from activities conducted during the Term of this Agreement or from Cardica’s practice of the covenant not to sue granted to it pursuant to Sections 4.3) and XI, and Sections 3.1, 3.2, 3.3, 3.4(B), 3.5 (solely to the extent that the license granted to Cook under Section 4.1 survives termination of this Agreement under Section 8.4), 4.1 (upon expiration of this Agreement as set forth in Section 8.4), 5.6 through 5.10, 6.1 (solely to the extent that the license granted to Cook under Section 4.1 survives termination of this Agreement under Section 8.4 ), 6.2, 8.2, 8.3, 8.4, 8.5, and 11.1, 11.2, 11.4, 11.7, 11.8 and 11.9 of this Agreement will survive its expiration or termination. Termination or expiration of this Agreement shall not affect any payment obligations that accrued prior to the effective date of such termination or expiration.

11.9	Integration. This Agreement, including all attachments hereto, embodies the entire understanding between the parties relating its subject matter and supercedes all prior written or oral agreements relating to such subject matter. There are no representations, warranties, agreements or understandings between the parties related to the subject matter of this Agreement that are not contained herein. This Agreement may not be amended or modified except in a writing that is dated and signed by the party against whom enforcement is sought. This Agreement may be executed and delivered by facsimile and in any number of counterparts, each such counterpart deemed to be an original, but all of which together constitute one and the same document.
Each of the parties has caused this Agreement to be executed by its duly authorized representative.

COOK INCORPORATED		CARDICA, INC.

By:	/s/ Brian Bates	By:	/s/ Bernard Hausen

Name: Brian Bates		Name: Bernard Hausen

Title: Senior Vice President Business Development		Title: Chief Executive Officer

Date: 12/9/05		Date: 12/12/05
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ATTACHMENT A
Development Plan
X-Port ([*]fr) Research and Development Plan
General Description
The X-Port ([*]fr) device is intended to close the entry hole created in the femoral artery during diagnostic cardiology procedures that use a [*]fr or [*]fr sheath.
Sequence of Operation
The device is passed through the [*] sheath used in the procedure. Therefore, the length of the device will be designed to accommodate most commercially available [*] sheaths of standard length. The design incorporates [*] that are used to [*] with the vessel wall. The [*] are deployed automatically by [*] shaft until the [*] activates a button on the device. The device is then [*] until the [*] against the intimal surface of the vessel. [*]. A secondary visual indicator is also incorporated to verify correct positioning. A [*] is provided from the end of the device back to the handle. When the device is within the [*] blood flow should be [*]. When the device is [*] into position against [*] the [*] should stop. Once the position has been verified, the user [*] 316L stainless steel implant to close the hole. At the end of the [*], the [registration anchors] are [*] so the device can be easily removed from the vessel.
Phase 1: Proof of Concept Breadboard ([*])
Objective
Develop and demonstrate the basic device functionality at the scale of the final design. Specifically, the following device design elements will be investigated.
• [*]
Technical Strategy
Device – [*] The distal portion of the [*] the design required [*] All of the components required for these devices will be [*].
In order to ensure that the [*] the final commercial designs for feasibility and full scale [*].
[*]
Application Requirements – Conduct a [*] Additionally, measurements will be taken [*].
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Testing — The [*] prototypes will be tested [*] In addition, as functionality is demonstrated [*].
Benchmarking – Identify and test competitive devices currently available for this procedure.
Animal testing
A prototype will be able to be inserted [*].
Deliverables
• [*]
Schedule
Completed end of [*].
Phase 2: Feasibility Prototype Device ([*])
Objective
Develop and demonstrate the fully automatic device functionality. Specifically, [*].
Technical Strategy
Device – [*]
Testing — The feasibility prototypes will be tested on the [*]. In addition, as functionality is demonstrated the devices will be used [*].
Deliverables
• [*]
Project Cost
$ [*]
Schedule
To be completed by [*]
Phase 3: Feasibility Commercial Device (Low Volume Production)
Objective
[*]
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Technical Strategy
Device – [*]
Testing – All of the test methods required for design verification [*] and validate the design [*].
Deliverables
• [*]
Project/Product Cost
[*]
Schedule
To be completed by the end of [*]
Phase 4: Commercial Device (High Volume Production)
Objective
[*]
Technical Strategy
Device – [*]
Testing – All of the test methods required for design verification [*] and validate the design [*].
Deliverables
• [*]
Project/Product Cost
• [*]
Schedule
Completed by the end of [*]
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ATTACHMENT B
Patent Rights

Serial No.	Filing Date	Title
[*]	[*]	Vascular Closure System
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ATTACHMENT C
Product Drawing
[Attach drawing of product designated by Cardica as of the Effective Date as the X-Port device, size [*]]
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